Exhibit 10.1

Dear Yoon,

Congratulations! We are excited to invite you to join us at Mattel, Inc. - where we inspire wonder in the next generation to shape a brighter tomorrow.

Mattel HQ, Inc. (the “Company”) would like to extend you an offer of employment for the position of Senior Vice President and Corporate Controller, contingent on the terms and conditions set forth in the General Information section below, with an anticipated hire date of April 15, 2019. This letter provides an overview of some of the compensation, benefit and employee program offerings that would be available to you as an employee of the Company (which is part of the Mattel family of companies), should you choose to accept our offer. For purposes of this letter, “Company” will refer to Mattel HQ, Inc., or any entity within the Mattel family of companies that may later become your employer.

SALARY

Your annualized base salary will be $375,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Paychecks are issued every other Friday for the previous two weeks. For payroll purposes, our workweek is Monday through Sunday.

BONUS - MATTEL INCENTIVE PLAN

Mattel, Inc. (“Mattel”) provides the Mattel Incentive Plan (“MIP”), which is our way of rewarding our employees for achieving success. The MIP is an annual, discretionary, global bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual contributions. You are eligible for a target MIP award of 50% of your eligible earnings, up to a maximum of 100%. The amount of your actual award, if any, depends on Mattel’s financial results and your individual performance, and may be more or less than your target. Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.

You are eligible for the 2019 Plan Year award, if you commence active employment in a Regular status (as defined in the Employee Handbook) on or before October 1, 2019 and your award, if any, will be pro-rated based on your eligibility date. Awards are typically paid around the beginning of the second quarter of the following year. In order to earn an award, you need to be continuously employed as a Regular employee of the Company in good standing through the payment date.

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SIGNING BONUS

You will receive a signing bonus in the gross amount of $50,000, less applicable federal and state taxes and other required withholdings, typically payable within 30 days following your hire date. If you choose to voluntarily terminate your employment with the Company, or you are discharged for “cause” as defined below, within one year following your hire date, you agree to repay the amount in full within 30 days of your termination date.

In addition, you will be eligible for a signing bonus in the gross amount of $50,000, less applicable federal and state taxes and other required withholdings, which will be earned on the one-year anniversary of your hire date, provided you have been continuously employed as a regular, full time employee of the Company in good standing for one year following your hire date. If earned, this signing bonus will be paid in the pay period following the pay period in which it is earned.

STOCK – EQUITY GRANTS

New Hire Equity Grant

You will receive a new hire equity grant with a value of $150,000 and a grant date of the last trading day of the month in which you commence employment at the Company. Such equity grant will be allocated as follows based on Mattel’s equity portfolio approach:

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Restricted Stock Units: Restricted stock units (“RSUs”) with a grant value of $75,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

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If you remain employed by the Company, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

–	Upon vesting, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

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Stock Options: A stock option grant to purchase shares of Mattel stock with a grant value of $75,000. The grant dollar value of the stock options will be converted into a number of option shares by dividing the grant dollar value by the Black-Scholes fair value based on the closing stock price on the grant date.

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If you remain employed by the Company, the stock option grant will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

–	The exercise price of the stock options will equal the closing price of Mattel stock on the grant date.

Please note this is a summary of your new hire equity grants, and you will be required to accept online the equity grant agreements that set forth the terms and conditions that govern your equity grants.

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Annual Equity Grant

You will also be eligible to receive an annual equity grant beginning in 2019. Typically, annual equity grants are made around August 1 of each year. Your annual equity grant recommendation may vary each year and will be submitted to the Compensation Committee of the Board of Directors for approval. Currently, Mattel’s equity portfolio approach encompasses two grants: RSUs and stock options.

Long-Term Incentive Program Grant

You will be eligible to participate in the next Long-Term Incentive Program (“LTIP”) cycle that will be established by the Compensation Committee at a target level commensurate with your position, with a grant date anticipated to be August 1 . The LTIP provides senior executives the opportunity to earn shares of Mattel stock based on Mattel’s financial performance over the performance cycle.

CAR ALLOWANCE

As an executive, you will be eligible to receive a monthly automobile allowance in the amount of $1,400 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.

DEFERRED COMPENSATION

As a U.S. executive, you will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan. Under this plan, you may elect to defer a portion of your salary or annual MIP bonus, with various investment and payment options available.

This is a summary of the plan. Additional information will be provided and available after your hire date.

BENEFITS AND EMPLOYEE PROGRAMS

Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to help our employees create a healthy lifestyle, build a financial future and enhance work/life integration.

Health and Welfare

The following is a brief outline of the health and welfare benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of your hire date, with the exception of short & long-term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical, Prescription	Life Insurance

Dental	Business Travel Coverage

Vision	Disability

You will receive information about your health and welfare benefits in your new hire packet.

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Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k) retirement program that provides a variety of investment options. You will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (“PIP”), which is a 401(k) savings/retirement plan, if you are age 20 or older. The PIP offers both Mattel automatic and matching contributions as follows:

●	Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your salary, based on your age.

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Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible compensation, subject to IRS limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically within about 45 days of your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Provision: Mattel will match your contributions 50% up to the first 6% of your eligible compensation. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

You will receive a PIP packet in the mail within two weeks of your eligibility date that provides additional details regarding your contribution and investment options.

Flexible Paid Time Off

Mattel recognizes the value of rest and relaxation and provides eligible exempt employees flexible paid time (“Flexible PTO”) off for personal and leisure time away from work, following successful completion of the introductory period (usually on the 90th day of continuous employment). While you do not have a specified amount of Flexible PTO, use of Flexible PTO is subject to manager approval. For leaves of absence, jury duty, and sick leave, different practices apply.

COMPENSATION RECOVERY POLICY

As a Section 16 Officer, you will be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

This is a summary of the policy, and the full policy will be provided to you after your hire date.

GENERAL INFORMATION

This offer letter is only a summary of your compensation, benefit and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information and enrollment instructions in the mail, and additional employee program information upon hire.

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This offer letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment “with cause” as defined below. By signing below, you agree to indemnify the Company and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.

For purposes of this offer letter only, and without altering the at-will employment offered by the Company, “cause” shall mean the Company’s good faith belief that you: (i) neglected significant duties you were required to perform; (ii) violated a material Company policy, rule or guideline; (iii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iv) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (v) willfully failed to obey a lawful direction of the Board or the Company.

The terms of this letter do not constitute a contract of employment for a definite term, and do not obligate the Company to employ you, or you to work for the Company, for any particular period of time. Your employment with the Company will be “at will,” and both you and the Company have the right to terminate your employment at any time, for any or no reason, with or without prior notice or cause. The at-will relationship cannot be changed by any person, statement, act, series of events, or pattern of conduct, but only by express, individual written employment agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any stock option, incentive, or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on the Company’s right to terminate your employment with or without prior notice or cause.

While we look forward to welcoming you to the Mattel family of companies, this offer is contingent upon satisfactory completion of a background check, including verification of all information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with Mattel’s Code of Conduct, and complete a Conflict of Interest Questionnaire. If you would like to review any of these forms before you make your decision to accept our offer, your recruiter will be able to provide them.

Also, please note that as an executive of the Company, and an Officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option

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(including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about this Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website.

Should you choose to accept our offer, you will receive a new hire packet containing information and forms that you will need to complete before starting with us. Please bring these completed forms with you, along with the documents noted in the New Hire Checklist, on your first day of employment.

Yoon, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter in the enclosed envelope. If I can answer any questions, please do not hesitate to contact me.

We hope you will join us in fulfilling our promise to create experiences that capture kids’ hearts, open their minds, and explore their potential through play!

Sincerely,

/s/ Rogelio Troconis
Rogelio Troconis
Senior Director Human Resources

Agreed and accepted:

/s/ Yoon Hugh	April 15, 2019
Yoon Hugh	Date

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